CELLMANIA & PIXIEM APPLICATION SUBMISSION AGREEMENT

JUNE 30,2005

1.0 ACKNOWLEDGMENT AND ACCEPTANCE OF SERVICE AGREEMENT

1.1 The Cellmania Submit Service ("Submit"), owned and operated by Cellmania, Inc. ("Cellmania") is provided to Pixiem, Inc. ("you", "Pixiem" or "Applicant") under the terms and conditions of this Cellmania Application Submission Agreement (the "Agreement").

1.2 Cellmania reserves the right, in its sole discretion, in the future, to change, modify, add or remove all or part of the Agreement at any time with reasonable advance notification of not less than thirty (30) days given to Applicant for material or otherwise substantial changes and excepting that under no circumstances shall Cellmania have any right to Applicant's intellectual property and Applicant reserves the right to remove the application at any time.

2.0 DESCRIPTION OF CELLMANIA SUBMIT SERVICE

2.1 Cellmania Submit is a free service, except when stated explicitly, provided by Cellmania to consider your mobile application for inclusion in Cellmania's mFinder™ ("mFinder") and publishing to Cellmania and Cellmania partner channels. By signing up with Cellmania Submit, Cellmania will consider and respond to your request for inclusion in mFinder and if accepted, will publish the application where possible at Cellmania driven, or Cellmania partnered channels. Cellmania agrees that a member of Cellmania's editorial staff will look at your application, consider it for inclusion in mFinder, and respond to you typically within five business days from the date that you submit your application for consideration (excluding holiday periods observed by Cellmania and any delays due to problems processing your request). Response times are measured based on Cellmania's mail servers. Cellmania does not guarantee a response.

2.2 NOTHING IN THIS AGREEMENT OBLIGATES CELLMANIA TO LIST, LINK TO, ACCEPT OR OTHERWISE HOST YOUR APPLICATION ANYWHERE ON CELLMANIA OR ANY OF CELLMANIA'S DISTRIBUTION PARTNERS. IN ADDITION, IF YOUR APPLICATION IS ACCEPTED, NOTHING IN THIS AGREEMENT OBLIGATES CELLMANIA TO PLACE YOUR APPLICATION WITHIN A SPECIFIC CATEGORY OR SUBCATEGORY, DISTRIBUTION CHANNEL OR TO PROVIDE ANY SPECIFIC COMMENTS OR ANNOTATIONS WITH THE LISTING OF YOUR APPLICATION.

2.3 Modification of files: If Applicant chooses a subscription billing option, then Applicant gives Cellmania permission to modify the Applicant submitted application files by wrapping the files with a digital wrapper solely for the purposes of implementing digital rights management for subscription billing. Applicant will cooperate in testing the modified file, if reasonably requested, and agrees not to litigate against Cellmania solely with respect to any errors in the digital wrapping. Cellmania will use commercially reasonable best efforts to implement digital wrappers. Digital wrappers are a requirement for network based applications.

3.0 MINIIMUM APPLICATION CRITERIA

3.1 The following are only minimum criteria for the editors to approve your application for inclusion in mFinder:

- *Originality of content - The application should have substantially unique content.*
- *Usability - The application should be easy to navigate keeping in mind the logistics of a mobile device.*

- *The application should work with most popular devices.*
- *Functionality - The application should be fully operational, with all links functioning properly.*
- *Usefulness - The application should offer some useful content to the user.*
- *Robust content - The application should offer a solid amount of content to satisfy a user.*

THESE CRITERIA ARE MINIMUM REQUIREMENTS ONLY, AND CELLMANIA, IN ITS SOLE DISCRETION, MAY CONSIDER OTHER CRITERIA BEFORE ACCEPTING OR REJECTING AN APPLICATION.

4.0 SELECTION AND LISTING OF APPLICATIONS

4.1 Subject to Pixiem's amendment rights described below, Cellmania reserves the right to decide whether, where, and how an application is listed in approved mFinder and Cellmania distribution channels; provided, however, the parties acknowledge and agree that the following channels are deemed approved distributions channels as of the effective date of this Agreement: Nextel, Boost Mobile and Telstra. Furthermore, Pixiem may amend the approved distribution channels upon delivery to Cellmania of a confirmation email from the Pixiem Product Management Vice President. The distribution rights granted by Pixiem to Cellmania under this agreement is non-exclusive. If Cellmania accepts your application for inclusion in mFinder or Cellmania distribution channels, Cellmania will consider your preferences, but reserves the right to list your application in any category or subcategory, as Cellmania deems appropriate, in its sole discretion. Once Cellmania accepts an application for inclusion in mFinder, or Cellmania distribution channels that application shall be treated as any other by Cellmania. Cellmania reserves the right not to include any specific keywords, comments, or annotations with the listing of an application.

4.2 Cellmania also reserves the right, in its sole discretion but upon reasonable notice to Pixiem, to remove your application, move the listing to a different category or subcategory, and change or remove any keywords, comments, or annotations at any time, for any reason, including but not limited to, a change in the nature, business, goods, or services or content available on the application.

4.3 Any and all press releases and other public announcements related to your inclusion or possible inclusion in mFinder, including the method and timing of such announcements, must be approved in advance by Cellmania in writing. Cellmania reserves the right to withhold approval of any public announcement in its sole discretion.

5.0 FEEDBACK

5.1 Cellmania will contact Applicant by e-mail describing whether the application has been accepted or rejected. If the application is rejected, Applicant is entitled to request one re-consideration, or appeal, of the application at no additional charge by sending e-mail to the address provided by Cellmania. Cellmania must receive the Applicant's e-mail within thirty days from the date that Cellmania transmits the rejection e-mail to the Applicant. If the request is timely received, Cellmania will again review the Applicant's application and will then notify Applicant of its final decision regarding including the application in mFinder. If Cellmania reaffirms its denial of the application, no further appeals or submissions will be considered.

5.2 If Cellmania accepts a suggested application, Applicant is entitled to request one re-consideration of the placement of the application, comment fields, title, etc, at no additional charge by sending an e-mail to the address provided by Cellmania. Cellmania must receive the Applicant's e-mail within thirty days from the date that Cellmania transmits the acceptance e-mail to the Applicant. If the request is timely received, Cellmania will again review the Applicant's application and will then notify Applicant of its final decision regarding the application. Once an application is included in mFinder, if Applicant makes any substantial changes to the application, Applicant shall use its best efforts to comply with Cellmania's requests by email to make any changes to the listing in mFinder.

6.0 APPLICANT PRIVACY

6.1 Cellmania maintains information about Applicant on Cellmania servers, including but not limited to Applicant's registration information. Applicant agrees that Cellmania may use such information in aggregate form for marketing or other promotional purposes. Applicant agrees that Cellmania may disclose such information in the good faith belief that such action is reasonably necessary: (a) to comply with the law or legal process; (b) to enforce this Agreement; or (c) to protect the rights or interests of Cellmania or others; provided, however, that nothing in this section shall impose a duty on Cellmania to make any such disclosures.

6.2 Cellmania may contact Applicant regarding Cellmania Submit or Re-review using the Applicant's e-mail address provided during the registration process (or as updated by Applicant). Such e-mail messages may contain opportunities regarding special offers and new products from Cellmania's advertisers.

7.0 REVENUE SHARING

Cellmania can help you collect revenue for your fee-based applications. The end users have the option to pay any applicable Application license fees by credit card to Cellmania or by phone bill to the mobile phone operator. You will set a Retail Application Price during submission of the application. If there are only fixed price points available to choose from, your set Retail Application Price is be rounded up to the closest available fixed price point, and that will be the Retail Application Price ("Retail Application Price"). Cellmania will keep the following revenue shares on the following channels;

For Nextel: fifty percent ("50%") of the Net Application Price and give fifty percent ("50%") to you.

For Boost: fifty percent ("50%") of the Net Application Price and give fifty percent ("50%") to you. For Boost, the 50% is applied on the Net Application Price after an 8% charge has been taken out for billing, process and tax fees.

For Cellmania's own application store and other channels approved by Pixiem: forty percent ("40%") of the Net Application Price and give sixty percent ("60%") to you. Other distribution channels must be approved in advance by email from Pixiem's Vice President of Product Management,

For Telstra: forty-five percent ("45%") of the Net Application Price and give fifty-five percent ("55%") to you. Additionally, and occasionally, for example for the first month of a new end-user's service, the application will be provided for free to the end user, and you will be paid 55% of AUS $2.73 for each download in this case.

For Telstra, iMode Sports Arena club, Cellmania will pay AU$1.85 to you per download.
Pixiem can select and specify titles for release to Telsta.

For each application submitted, first $250 of amounts due will be kept by Cellmania to cover testing and processing.

You may opt out of distributing an application in any individual Cellmania distribution channel in Cellmania's network, remove any application from the mFinder, or withdraw all applications from the Service, upon thirty (60) days' written notice to Cellmania or by email from Pixiem's Vice President of Product Management. Upon such opt out, removal, or withdrawal by you or Cellmania's removal of any of your application, as the case may be, Cellmania's obligation to pay all accrued revenue share payment and download fees shall survive.

Net Application Price is defined as Retail Application Price ("Retail Application Price") net of any billing system fees, credit card fees, applicable taxes, bad debt allowances, returns, cancellations or any other reason where there has been in an inability to collect revenue from the end-user. Cellmania may share its share of the Application revenue with mobile phone operators or other third parties. Furthermore, in the case where Cellmania or Cellmania's distribution partners (eg. BREW systems) demand the right to mark up or mark down the Retail Application Price, Cellmania or its partners may mark up or mark down the Retail Application Price to the Marked Application Price upon reasonable advance notification of not less than ten (10) days . In this case, and only in this case, Cellmania will pay percentage as quoted above of the original Retail Application Price set by you, net of any billing system fees, credit card fees, applicable taxes, returns and cancellations, bad debt allowance, regardless of the published Marked Application Price. If products are bundled with other products, then Retail Application Price maybe marked down by up to 15%, and in this case and only this case the percentage paid will be based upon the resulting marked down price.

Cellmania and the operator shall use commercially reasonable endeavors to collect the payment for the applicable Retail Application Price or the download fee, as the case may be from the end users on your behalf. Cellmania shall pay to you the applicable revenue share payment within thirty (30) days after it receives payment of the applicable fees from the subject end-user. Within sixty (60) days of receiving final payment of the applicable fees from an end-user, if Cellmania refunds all or any portion of the fees paid by the end-user from which your final revenue share payment was paid by Cellmania, you will refund to Cellmania, within thirty (30) days of Cellmania's written request, all or the proportionate share of the applicable revenue share payment paid to you.
Payments will not be made if a minimum of hundred dollars ($100) due has not been reached in any twelve-month period, and will not accrue to the following years. Within a 12 month period, a $100 due amount must be reached before payment is made.
The above-mentioned revenue sharing is subject to Cellmania's successful collection of the Application license fee. If there are bad debts, or if Cellmania or operator is unable to collect the payment from end-user, Cellmania is not obligated to pay you for the outstanding amount. You have no right to audit the bad debt through Cellmania.

Cellmania shall maintain complete, clear, and accurate records to support the performance of its obligations under this Section 7.0, including, without limitation, records relating to revenue generated from the approved distribution channels under this Agreement. Furthermore, Cellmania shall deliver regular revenue reports to Pixiem for Nextel, Boost Mobile, and any other approve distribution channels reasonably requested by Pixiem and maintain and provide log-in portal access to Pixiem for Telstra. To ensure compliance with the terms of this Agreement, you shall, upon reasonable prior written notice to Cellmania, and not more than twice in each calendar year during the term of the Service, have the right to inspect and audit all of the relevant development, accounting, and sales books and records of Cellmania . The inspection and audit shall be conducted during normal business hours at Cellmania's offices in such a manner as not unreasonably to interfere with Cellmania's normal business activities. Any such inspection and audit shall be at your sole expense. If any such inspection and audit discloses that the revenue share payments payable by Cellmania to you are more than the revenue share payments actually paid for during the applicable period, then Cellmania shall promptly pay to you the shortfall and the reasonable fees and expenses incurred for the inspection and audit.

8.0 INDEMNITY

Applicant agrees to indemnify, defend and hold harmless Cellmania, and its parents, subsidiaries, affiliates, officers, directors, shareholders, employees and agents, from any claim or demand, including reasonable attorney's fees, made by any third party due to or arising out of Applicant's

use of or listing in the Service, the acceptance or rejection of Applicant's suggested application, any alleged violation of this Agreement, or any alleged violation of any rights of others. Furthermore, you shall enter into the standard license agreement provided upon download or access with each end user, and clarify the licensor's and licensee's rights and duties in the license agreement. If there is any dispute between you and an end user, you shall not involve Cellmania whether directly or indirectly. You shall settle all disputes directly with end users. You agree to defend at your expense any lawsuits against Cellmania caused by the Application you provided hereunder, including but not limited to violation of intellectual property rights, as well as your violation of the software license agreement you signed with the end users, and to pay any costs and damages awarded against Cellmania in any such lawsuits.
You shall ensure that the Application is original, and does not infringe the intellectual property or any rights of any third party and that you are entitled or duly licensed to submit the Application. If this warranty is breached, you will indemnify Cellmania for any damages, loss, cost, and expense caused. You shall ensure that you obtain all requisite licenses, approvals, permits etc as may be required by the authorities for public use of the Application.
You shall indemnify Cellmania for any violation of the terms and conditions herein.

Notwithstanding anything to the contrary, Pixiem shall have no obligation or liability under this Section 8.0 (Indemnity): (A) unless Pixiem is: (1) promptly notified in writing of any applicable claim; (2) given the right to control and direct the investigation, preparation, defense and settlement of such claim; provide, however, that Cellmania may participate in such defense at its expense; and (3) given reasonable assistance and cooperation by Cellmania in such settlement and defense; or (B) to the extent that any applicable claim arises from: (1) alteration or modification of Pixiem's applications not permitted under this Agreement if the claim of infringement would have been avoided by use of the unmodified application; or (2) the marketing, sale or distribution of Pixiem's applications outside the scope of this Agreement.

9.0 DISCLAIMER OF WARRANTIES AND LIABILITIES

THE SERVICE IS PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER THIS AGREEMENT NOR ANY DOCUMENTATION FURNISHED UNDER IT IS INTENDED TO EXPRESS OR IMPLY ANY WARRANTY THAT THE SERVICE WILL BE UNINTERRUPTED, TIMELY OR ERROR-FREE.
CELLMANIA, AND ITS PARENTS, SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, SHALL NOT BE LIABLE, UNDER ANY CIRCUMSTANCES OR LEGAL THEORIES WHATSOEVER, FOR ANY LOSS OF BUSINESS, PROFITS OR GOODWILL, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, EVEN IF CELLMANIA IS AWARE OF THE RISK OF SUCH DAMAGES, THAT RESULT IN ANY WAY FROM APPLICANT'S USE OF OR INABILITY TO USE THIS SERVICE, CELLMANIA'S ACCEPTANCE OR REJECTION OF A SUGGESTED APPLICATION, OR CELLMANIA'S CONTINUED LISTING OF A APPLICATION IN THE DIRECTORY.
CELLMANIAS LIABILITY TO APPLICANT SHALL NOT, FOR ANY REASON, EXCEED THE AMOUNT ACTUALLY PAID BY APPLICANT TO CELLMANIA UNDER THIS AGREEMENT. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES OR LIABILITIES, SO SOME OF THE ABOVE EXCLUSIONS MAY NOT APPLY TO YOU.

10.0 FORCE MAJEURE

Neither party to this Agreement shall be liable to the other for any delay or failure in performance under the Agreement resulting directly or indirectly from acts of nature or causes beyond its reasonable control.

11.0 NOTICES

Any notices or communications under the Agreement shall be by electronic mail or in writing and shall be deemed delivered upon receipt to the party to whom such communication is directed, at

the addresses specified below. If to Cellmania, such notices shall be addressed to mobile@staff.cellmania.com or 82 Pioneer Way, Mountain View, California 94041, USA. If to Applicant, such notices shall be addressed to the electronic or mailing address specified in Applicant's Service registration form, or such other address as either party may give the other by notice as provided in this Section.

12.0 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the Service and supersedes all previous proposals, both oral and written, representations, writings and all other communications between the parties.

13.0 GENERAL

The Agreement and the relationship between Applicant and Cellmania shall be governed by the laws of the state of California without regard to its conflict of law provisions. Applicant and Cellmania agree to submit to the personal and exclusive jurisdiction of the Superior Court of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California. Cellmania's failure to exercise or enforce any right or provision of the Agreement shall not constitute a waiver of such right or provision. If any provision of the Agreement is found by a court of competent jurisdiction to be invalid, the parties nevertheless agree that the court should endeavor to give effect to the parties' intentions as reflected in the provision, and agree that the other provisions of the Agreement remain in full force and effect.. The section titles in the Agreement are for convenience only and have no legal or contractual effect.

Applicant ____Pixiem, Inc.____________	Cellmania, Inc.
Signed___ ________________________	Signed____________________
Title Sam Pasquale VP Product Management	Title
Date___July 8, 2005__________________	Date______________________

Applicant Address
Pixiem, Inc
238 Russell Ave.
Edgewater, NJ 07020

Applicant payment information

Payee__Sung Lee VP Operations ____________________________